EXHIBIT 99.3


Press Release dated September 21, 2000, of Darden Restaurants, Inc.


                        BAHAMA BREEZE NAMES ALAN PALMIERI
                     EXECUTIVE VICE PRESIDENT OF OPERATIONS

ORLANDO, FL - Alan Palmieri has been promoted to Executive Vice President of Operations for Bahama Breeze, an upscale Caribbean casual dining restaurant company owned and operated by Darden Restaurants, Inc. He was previously Senior Vice President, Operations Development for Red Lobster, another Darden brand.

Reporting to Bahama Breeze President Gary Heckel, Palmieri will be responsible for overseeing operations at the company's 14 existing restaurants and at all new restaurants as Bahama Breeze expands nationally. The company's Regional Vice Presidents of Operations, Burt Guirado and Buck Warfield, will report to Palmieri.

"We are delighted that Alan is joining the Bahama Breeze team," said Heckel. "He brings an incredibly accomplished background in restaurant operations and will help us achieve our vision of building a great company of upscale Caribbean restaurants with a reputation for excellent team members, a memorable two-hour island vacation experience for every guest, every time, outstanding returns and a great place to work."

As Senior Vice President, Operations Development for Red Lobster during the past 2-1/2 years, Palmieri was responsible for leading several brand evolution initiatives, including bar remodels, test restaurants and markets, as well as developing a new Red Lobster prototype. He was also responsible for leading significant improvements in guest counts and earnings for Red Lobster Canada.

Before joining Red Lobster, Palmieri was President and CEO of a 100-unit Boston Market franchise. Prior to that he spent four years at the Denver headquarters of Boston Chicken as Vice President of Franchise Operations, and later as Senior Vice President of Operations. Before joining Boston Chicken, he was President and COO of Bay Street Restaurants in Dallas, TX. Palmieri started his restaurant career as an hourly employee in a Pittsburgh Steak & Ale and advanced through assignments in operations, training, research and development, and purchasing at the company's Dallas headquarters.

Rated  "excellent"  in both the 1999 and 2000 Zagat  Dining  guide,  Bahama
Breeze   offers   a   "two-hour   island   vacation"    experience,    featuring
made-from-scratch Caribbean cuisine, a large array of unique freshly-prepared beverages, live music and incredible service.

Darden Restaurants, in Orlando, FL, is the world's largest casual dining company, with 1,138 restaurants operating under the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones brands, and annual sales of over $3.7 billion.

                                       9